Exhibit 99.1

VICI PROPERTIES INC. TO APPOINT MONICA HOWARD DOUGLAS AS INDEPENDENT DIRECTOR

NEW YORK, NEW YORK (January 10, 2020) – VICI Properties Inc. (NYSE:VICI) (together with its affiliates, “VICI Properties” or the “Company”), an experiential real estate investment trust (REIT), today announced that Monica Howard Douglas, has been appointed to the Company’s Board of Directors (the “Board”) as an independent director, subject to and effective upon receipt of all applicable regulatory approvals. Upon joining the Board, Ms. Douglas will serve on the Board’s Nominating and Governance Committee.

Ms. Douglas currently serves as General Counsel, North America for The Coca-Cola Company – a position she has held since January 2018. Ms. Douglas also served as Legal Director for The Coca-Cola Company in South Africa from September 2013 through December 2017 and a Vice-President of Supply Chain and Consumer Affairs for The Coca-Cola Company from 2008 through 2013. Ms. Douglas began her career as an attorney at Troutman Sanders in the labor and employment group. She earned a Juris Doctor degree from Stanford Law School, and a Bachelor of Arts from the University of Michigan. In addition to her professional accomplishments, Ms. Douglas has demonstrated a strong commitment to philanthropic efforts. She is a member of the Board of Directors of the Junior Achievement USA, an organization that provides programs for children in kindergarten through twelfth grade, which foster work-readiness, entrepreneurship and financial literacy skills; Jack and Jill of America, Inc., membership organization of mothers with children ages two through nineteen, dedicated to nurturing future African American leaders by strengthening children through leadership development, volunteer service, philanthropic giving and civic duty; and Cool Girls, Inc., an organization dedicated to the self-empowerment of girls. Ms. Douglas is also a member of the National Bar Association, the Georgia Bar, and the Georgia Women’s Bar Association. In May 2019, Ms. Douglas was recognized as a Diversity Champion by the Atlanta Business Chronicle.

“Monica will be a superb addition to VICI’s Board of Directors, given her experience in governance and environmental sustainability matters with one of the world’s most admired consumer companies –The Coca-Cola Company,” said Jim Abrahamson, Chairman of the Board. “She will contribute strongly to our collaboration with VICI’s executive management team, which is focused on being the real estate partner of choice for our operating tenants, and on delivering superior returns for our shareholders. We believe her background complements our existing Board composition and expands the diverse viewpoints of our Board.”

“We are thrilled to welcome Monica to our Board,” said Edward Pitoniak, Chief Executive Officer of the Company. “Monica’s deep experience with one of the world’s leading consumer brands will greatly benefit VICI and our shareholders as we continue to build the American REIT most dynamically focused on the experience-seeking American consumer.”

About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 27 gaming facilities comprising over 40 million square feet and features approximately 15,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation, Century Casinos Inc., Hard Rock International and Penn National Gaming. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.
For additional information, please visit www.viciproperties.com.

Investors:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com

Media:
PR@viciproperties.com
(646) 949-4631

Or

ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249